Exhibit 23.04








                    CONSENT OF INDEPENDENT AUDITORS




     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 2-80907, No. 33-34455, No. 33-61456, No. 33-53857, No. 33-37477,
and No. 33-55364) pertaining to the Amended and Restated Fourth Financial Corporation 1981 Incentive Stock Option Plan, the Amended and Restated Fourth Financial Corporation 1986 Incentive Stock Option Plan, the Fourth Financial Corporation 1993 Employee Stock Purchase Plan, the Fourth Financial Corporation 1993 Incentive Stock Option Plan, the Fourth Financial Corporation Savings and Investment Plan, and the Fourth Financial Corporation Amended and Restated Executive Employees' Deferred Compensation Plan of our reports dated September 16, 1993, with respect to the consolidated financial statements of Ponca Bancshares, Inc. and Subsidiary and of Security Bank & Trust Company of Ponca City, Oklahoma and Subsidiaries as of December 31, 1992 and for the periods then ended included in Fourth Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1994.





/s/ GRA, Thompson, White & Co., P.A.

GRA, Thompson, White & Co., P.A.


Merriam, Kansas
March 10, 1994